Exhibit 10.39

SELECTICA, INC.

1999 EQUITY INCENTIVE PLAN:

NOTICE OF STOCK UNIT AWARD

You have been granted units representing shares of Common Stock of Selectica, Inc. (the “Company”) on the following terms:

Name of Recipient:	«Name»

Total Number of Units Granted:	«TotalUnits»

Date of Grant:	«DateGrant»

Vesting Commencement Date:	«VestDay»

Vesting Schedule:	The first «CliffPercent»% of the units subject to this award will vest when you complete «CliffPeriod» months of continuous “Service” (as defined in the Plan) after the Vesting Commencement Date. Thereafter, an additional «IncrementPercent»% of the units subject to this award will vest when you complete each «IncrementPeriod»-month period of continuous Service.

You and the Company agree that these units are granted under and governed by the terms and conditions of the Selectica, Inc. 1999 Equity Incentive Plan (the “Plan”) and the Stock Unit Agreement, both of which are attached to and made a part of this document.

You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.

RECIPIENT:	SELECTICA, INC.

By:

Title:

SELECTICA, INC.

1999 EQUITY INCENTIVE PLAN:

STOCK UNIT AGREEMENT

Payment for Units	No payment is required for the units that you are receiving.

Vesting	The units vest in installments, as shown in the Notice of Stock Unit Award. In addition, the units may vest on an accelerated basis pursuant to Article 11 of the Plan. No additional units vest after your Service has terminated for any reason.

Forfeiture	If your Service terminates for any reason, then your units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that any units that have not vested under this Agreement will immediately be cancelled. You receive no payment for units that are forfeited.

The Company determines when your Service terminates for this purpose.

Leaves of Absence and Part-Time Work	For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy or the terms of your leave. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Unit Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Stock Unit Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Settlement of Units	Each of your units will be settled on the first Permissible Trading Day (as defined below) that occurs on or after the date when the unit vests. However, each unit must be settled not later than the later of (a) March 15 of the calendar year after the calendar year in which the unit vests or (b) June 15 of the Company’s fiscal year after the fiscal year in which the unit vests.

At the time of settlement, you will receive one share of the Company’s Common Stock for each vested unit. But the Company, at its sole discretion, may substitute an equivalent amount of cash if the distribution of stock is not reasonably practicable due to the requirements of applicable law. The amount of cash will be determined on the basis of the market value of the Company’s Common Stock at the time of settlement.

Section 409A	This paragraph applies only if the Company determines that you are a “specified employee,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), at the time of your “separation from service,” as defined in those regulations. If this paragraph applies, then any units that otherwise would have been settled during the first six months following your separation from service will instead be settled during the seventh month following your separation from service, unless the settlement of those units is exempt from Section 409A of the Code.

Nature of Units	Your units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of Common Stock (or distribute cash) on a future date. As a holder of units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your units carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your units are settled by issuing shares of the Company’s Common Stock.

Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any units. For instance, you may not use your units as security for a loan.

Beneficiary Designation	You may dispose of your units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested units that you hold at the time of your death.

Withholding Taxes	No stock certificates or cash will be distributed to you unless you have made arrangements satisfactory to the Company for the payment of any withholding taxes that are due as a result of the vesting or settlement of this award. These arrangements include payment in cash. With the Company’s consent, these arrangements may also include (a) payment from the proceeds of the sale of shares through a Company-approved broker, (b) withholding shares of Company stock that otherwise would be issued to you when the units are settled, (c) surrendering shares that you previously acquired or (d) withholding cash from other compensation. The fair market value of withheld or surrendered shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Employment at Will	Your award or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your units will be adjusted accordingly, as the Company may determine pursuant to the Plan.

Effect of Merger	If the Company is a party to a merger, consolidation or reorganization, then your units will be subject to Section 10.3 of the Plan, provided that any action taken must either (a) preserve the exemption of your units from Section 409A of the Code or (b) comply with Section 409A of the Code.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

The Plan, this Agreement and the Notice of Stock Unit Award constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

Definition:

Permissible Trading Day	“Permissible Trading Day” means a day that satisfies each of the following requirements:

• The Nasdaq Global Market is open for trading on that day,

• You are permitted to sell shares of the Company’s Common Stock on that day without incurring liability under Section 16(b) of the Securities Exchange Act of 1934, as amended,

•        Either (a) you are not in possession of material non-public information that would make it illegal for you to sell shares of the Company’s Common Stock on that day under Rule 10b-5 of the Securities and Exchange Commission or (b) Rule 10b5-1 of the Securities and Exchange Commission is applicable,

• Under the Company’s written Insider Trading Policy, you are permitted to sell shares of the Company’s Common Stock on that day, and

• You are not prohibited from selling shares of the Company’s Common Stock on that day by a written agreement between you and the Company or a third party.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE

TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.